EXHIBIT 99

EMC INSURANCE GROUP INC. ANNOUNCES YEAR-END
2012 COMBINED RATIO AND OPERATING INCOME
ESTIMATES AND RELEASES 2012 FOURTH QUARTER AND
YEAR-END EARNINGS CALL AND ACCESS INFORMATION

DES MOINES, Iowa (January 28, 2013) – EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that it expects to report that the GAAP combined ratio for the year ended December 31, 2012 will be approximately 99.6 percent and that operating income1 will be approximately $2.54 per share.  These results are significantly better than the Company’s most recent guidance, which anticipated a GAAP combined ratio of 101.3 percent and operating income of $2.05 to $2.30 per share.

“Both our property and casualty insurance segment and our reinsurance segment experienced strong operating results during the fourth quarter,” stated Bruce G. Kelley, President and Chief Executive Officer. “The fourth quarter was relatively quiet, in part because Superstorm Sandy was not a significant event for us.  We continued to benefit from the improving rate environment, and experienced a decline in both claims frequency and severity.”

Premium income is expected to have increased approximately 10.2 percent for the year ended December 31, 2012.  The property and casualty insurance segment is expected to report an increase of approximately 11.0 percent, with the majority of the increase attributed to rate level increases, growth in insured exposures and an increase in retained policies.  The reinsurance segment is expected to report an increase of approximately 7.3 percent, which is down from the 16.5 percent increase reported at the end of the third quarter. This decrease is primarily attributed to a significant decline in the year-end estimate of “earned but not reported” premiums on several pro rata accounts, including the new offshore energy and liability account.

Catastrophe and storm losses are expected to have totaled approximately $53,460,000 ($2.70 per share after tax) compared to an unprecedented $80,331,000 ($4.04 per share after tax) in 2011. Losses associated with Superstorm Sandy were capped at $4,000,000 in the reinsurance segment and totaled only $907,000 in the property and casualty insurance segment.  On a per share basis, the losses associated with Superstorm Sandy amounted to approximately $0.25 after tax.

Investment income for the year ended December 31, 2012, is expected to have decreased approximately 4.3 percent to $44,145,000 from $46,111,000 in 2011.  This decrease is primarily attributed to the low interest rate environment that has persisted for the past several years.

The Company’s 2012 fourth quarter and year-end earnings results will be released before the market opens on February 20, 2013. An earnings call will be held at 11:00 a.m. eastern standard time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s 2012 fourth quarter and year-end earnings results, as well as its expectations for 2013.

TELECONFERENCE: Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054). The event will be archived and available for digital replay through May 20, 2013. The replay access information is toll-free 1-877-660-6853 (International: 1-201-612-7415); conference ID no. 407063.

WEBCAST: A webcast of the teleconference can be accessed at the Company’s investor relations page at www.emcins.com/ir. The archived webcast will be available until May 20, 2013.

TRANSCRIPT: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

ABOUT EMCI: EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

FORWARD-LOOKING STATEMENTS:  The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;
•	the adequacy of loss and settlement expense reserves;
•	state and federal legislation and regulations;
•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•	rating agency actions;
•	“other-than-temporary” investment impairment losses; and
•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements.

¹The Company uses a non-GAAP financial measure called “operating income/loss” that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income/loss. The difference between net income/loss and operating income/loss is that operating income/loss does not include realized investment gains/losses.